Exhibit 5.3

To: UBS AG Bahnhofstrasse 45 CH-8098 Zurich Switzerland	Homburger AG Prime Tower Hardstrasse 201 | CH–8005 Zurich P.O. Box 314 | CH–8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

October 29, 2018 HAD | SEF

UBS AG, acting through its Jersey and London Branches | U.S. Registration Statement for Debt Securities and Warrants

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to UBS AG (UBS), a corporation organized under the laws of Switzerland, in connection with the issuance by UBS, acting through either its Jersey Branch or its London Branch (each, an Issuing Branch), of certain securities (the Securities) under its medium-term note program established by UBS’ registration statement on Form F-3 (File No. 333-225551) initially filed with the U.S. Securities and Exchange Commission (“SEC”) on June 11, 2018 (the Registration Statement) and (i) authenticated and delivered under an indenture dated as of November 21, 2000 (the Debt Securities Base Indenture), between UBS and U.S. Bank Trust National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006, the Second Supplemental Indenture thereto, dated as of December 13, 2010, the Third Supplemental Indenture thereto, dated as of November 19, 2012 and the Fourth Supplemental Indenture thereto, dated as of August 5, 2013 and the Fifth Supplemental Indenture thereto, dated as of June 12, 2015 (the Supplemental Debt Securities Indentures and, together with the Debt Securities Base Indenture, the Debt Securities Indenture) or (ii) authenticated and delivered under a warrant indenture dated as of July 22, 2004 (the Warrant Base Indenture), between UBS and U.S. Bank Trust National Association, as warrant trustee, as supplemented by the First Supplemental Indenture thereto, dated as of June 12, 2015 (the Supplemental Warrant Indenture and, together with the Warrant Base Indenture, the Warrant Indenture) or (iii) authenticated and delivered under an indenture dated as of June 12, 2015 (the 2015 Debt Securities Indenture), between UBS and U.S. Bank Trust National Association, as trustee, or (iv) authenticated and delivered under a warrant indenture dated as of June 12, 2015 (the 2015 Warrant

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Indenture and, together with the Debt Securities Indenture, the Warrant Indenture and the 2015 Debt Securities Indenture, the Indentures), between UBS and U.S. Bank Trust National Association, as warrant trustee. As such counsel, we have been requested to give our opinion as to certain matters of Swiss law relating to the Securities.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including any document incorporated by reference therein or exhibited thereto) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only examined the following documents (collectively, the Documents):

(i)	an electronic copy of the executed Debt Securities Base Indenture;

(ii)	electronic copies of the executed Supplemental Debt Securities Indentures;

(iii)	an electronic copy of the executed Warrant Base Indenture;

(iv)	an electronic copy of the executed Supplemental Warrant Indenture;

(v)	an electronic copy of the executed 2015 Debt Securities Indenture;

(vi)	an electronic copy of the executed 2015 Warrant Indenture;

(vii)

electronic copies of the product supplements (the Existing Reference Product Supplements) filed by UBS with the SEC and listed on Annex A of the confirmation letter of UBS addressed to Homburger AG, dated as of June 15, 2015, as modified or supplemented from time to time, regarding opinions relating to Debt Securities and Warrants (the UBS Confirmation Letter in respect of Opinions);

(viii)	a certified excerpt from the Commercial Register of the Canton of Zurich for UBS, dated as of June 8, 2018 (the Excerpt);

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(ix)

a copy of the articles of incorporation (Statuten) of UBS in their version as of May 7, 2014 (the 2014 Articles), a copy of the articles of incorporation (Statuten) of UBS in their version as of May 7, 2015 (the 2015 Articles), acopy of the articles of incorporation (Statuten) of UBS in their version as of February 15, 2016 (the February 2016 Articles) and a copy of the articles of incorporation (Statuten) of UBS, in the version dated as of May 4, 2016 (the May 2016 Articles), a copy of the articles of incorporation (Statuten) of UBS in their version as of April 26, 2018 (the 2018 Articles and, together with the 2014 Articles, the 2015 Articles, February 2016 Articles and the May 2016 Articles, the Articles);

(x)

an electronic copy of organizational regulations (Organisationsreglement) of UBS, including Annex B (Key Approval Authorities) thereto, in the version as of March 1, 2018 (the Organizational Regulations);

(xi)	an electronic copy of the “Business Regulations Corporate Center” in the version effective as of March 26, 2014 (the Business Regulations);

(xii)	electronic copies of the “UBS Corporate Center Delegation of Authorities” valid from April 13, 2017 (the Delegation);

(xiii)

an electronic copy of the Group Policy on Signing Authority 1-P-000052, Category: Legal, Compliance, Governance and Ethics, valid from July 17, 2007 / version approved August 28, 2012 / version of September 17, 2012 (the Signing Authority Policy);

(xiv)

an electronic copy of (A) the email dated November 1, 2011, from Gordon Kiesling to Chul Chung, IB General Counsel, attaching the memo dated November 1, 2011 (the Memo), from Gordon Kiesling to Chul Chung, IB General Counsel, regarding the request for use of digital signatures in global securities, and (B) the email from Chul Chung, IB General Counsel, to Gordon Kiesling approving the Memo (collectively, the Digital Signature Approval);

(xv)

an electronic copy of an Officers’ Certificate, executed and delivered pursuant to section 301 of the Debt Securities Indenture, dated November 14, 2014, including Annex A and Annex B thereto, establishing the terms of UBS’ Medium-Term Notes, Series A (the 2014 Debt Securities Officers’ Certificate), an electronic copy of an Officers’ Certificate, executed and delivered pursuant to section 301 of the 2015 Debt Securities Indenture, dated June 12, 2015, including Annex A and Annex B thereto, establishing the terms of UBS’ Medium-Term Notes, Series B (the 2015 Debt Securities Indenture Officers’ Certificate), an electronic copy of an Officers’ Certificate, executed and delivered pursuant to section 301 of the Warrant Indenture, dated November 14, 2014, including Annex A and Annex B thereto, establishing the terms of UBS’ Warrants (the 2014 Warrant Indenture Officers’ Certificate) and an electronic copy of an Officers’ Certificate, executed and delivered pursuant to section 301 of the 2015 Warrant Indenture, dated June 12, 2015, including Annex A and Annex B thereto, establishing the terms of UBS’ Warrants (the 2015 Warrant Indenture Officers’ Certificate and together with the 2014 Debt Securities Officers’ Certificate, the 2015 Debt Securities Indenture Officers’ Certificate and the 2014 Warrant Indenture Officers’ Certificate, the Officers’ Certificates); and

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(xvi)

an electronic copy of the resolutions of the Group Treasurer of the Company, dated as of November 14, 2014 (the 2014 Group Treasurer Resolutions), an electronic copy of the resolutions of the Group Treasurer of the Company, dated as of June 12, 2015 (the 2015 Group Treasurer Resolutions), an electronic copy of the resolutions of the Group Treasurer of the Company, dated as of March 17, 2016 (the 2016 Group Treasurer Resolutions) and an electronic copy of the resolutions of the Group Treasurer of the Company, dated June 11, 2018 (the 2018 Group Treasurer Resolutions and together with the 2014 Group Treasurer Resolutions, the 2015 Group Treasurer Resolutions and the 2016 Group Treasurer Resolutions, the Group Treasurer Resolutions).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion, we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)

all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)

the 2014 Articles, the October 2014 Organizational Regulations, the Business Regulations and the Delegation were in full force and effect and had not been amended as of the date of the 2014 Group Treasurer Resolutions;

(d)

the 2015 Articles, the November 2014 Organizational Regulations, the Business Regulations and the Delegation were in full force and effect and had not been amended as of the date of the 2015 Group Treasurer Resolutions;

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(e)

the February 2016 Articles, the January 2016 Organizational Regulations, the Business Regulations, the Delegation, were are in full force and effect and have not been amended as of the date of the 2016 Group Treasurer Resolution;

(f)

the May 2016 Articles, the January 2017 Organizational Regulations, the Business Regulations, the Delegation, the Signing Authority Policy, the Digital Signature Approval, the Officer’s Certificates and the 2016 Group Treasurer Resolutions (including, without limitation, the list of “Authorized Officers” set out in Schedule I thereto) are in full force and effect and have not been amended;

(g)	the Excerpt is correct, complete and up-to-date in respect of the matters relevant for purposes of this opinion,

(h)

the Registration Statement and the Indentures are in full force and effect and, in the case of the Registration Statement, effective under the Securities Act of 1933, and have not been amended or supplemented as to the matters affecting the opinions herein (other than, in the case of the Indenture, by any supplements thereto relating to securities issuances thereunder that do not qualify as Securities (as defined in the Group Treasurer Resolutions));

(i)

in the case of any Securities and documents in connection with such Securities that have been executed using signatures that were reproduced by machine, (i) each person whose signature was reproduced by machine consented to such reproduction and (ii) the use of signatures reproduced by machine for the execution of such Securities and documents is duly authorized by UBS;

(j)	the Securities qualify as Securities (as defined in the Group Treasurer Resolutions);

(k)

immediately after giving effect to the issuance of any Securities, the aggregate initial public offering price of securities (including the Securities) that have been issued from time to time pursuant to the Group Treasurer Resolutions will not exceed USD 15,000,000,000 (or its equivalent in another currency, currencies or composite currency) as determined in accordance with the Group Treasurer Resolutions;

(l)	the issuance, offering and sale of the Securities will be conducted in the manner described in the Registration Statement and the Indenture;

(m)

the Securities will be neither directly nor indirectly offered, marketed or otherwise distributed in or from Switzerland or to Swiss investors having a domicile in Switzerland nor listed on a Swiss exchange;

(n)

the Securities and any documents in connection with the Securities will be duly issued, executed, authenticated, delivered, offered and sold in accordance and compliance, as applicable, with the Indenture, the Officer’s Certificates, the Group Treasurer Resolutions (including, without limitation, the list of Authorized Officers set out in Schedule I thereto), the rank requirement and the restriction

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of signing authority to respective Business Area and Jurisdiction set out in the Signing Authority Policy and any relevant distribution agreement and the terms set out in the Securities correspond and conform to the Indenture;

(o)

the Securities do not have any terms other than as currently specified in the Existing Reference Product Supplements, or, in case of the inclusion of any alternative or additional terms in any Securities that are not currently specified in the Existing Reference Product Supplements, such alternative or additional term will not (i) violate mandatory provisions of Swiss law or (ii) result in the Securities constituting Basel III additional tier 1 capital or tier 2 capital within the meaning of Annex B (Responsibilities and authorities) to the Organizational Regulations; and

(p)	the Securities will only reference any security, rate, index or other market measure that is based on

(i)

a publicly traded common equity security of an issuer subject to the reporting requirements of the U.S. Securities Exchange Act of 1934 or the U.S. Investment Company Act of 1940, in each case, as amended, so long as such issuer or such issuer’s jurisdiction of incorporation does not appear on any of the United Nations Security Committee’s targeted sanction lists or any sanction list issued by the Swiss or U.S. government; or

(ii)	an index tracking securities traded on established equity markets in North America, South America, Europe, Australia or Asia; or

(iii)

a commodity, commodity futures, index of commodities or index of commodity futures included in the universe of components eligible to be included in the Bloomberg Commodity Indices and the S&P GSCI Commodity Indices; or

(iv)	a currency or index of currencies; or

(v)

a measure, such as an inflation or volatility measure, published by the government of the United States of America, an agency thereof or a self-regulatory organization (as defined under the Securities Exchange Act of 1934); or

(vi)	an interest or swap rate.

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III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	UBS is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	UBS has the necessary corporate power and authority to, acting through the relevant Issuing Branch, issue the Securities.

3.

With respect to any tranche of Securities to be issued by UBS, acting through the relevant Issuing Branch, during the 12 months period from the date hereof, when the terms, issuance and sale of such Securities have been approved by any two “Authorized Officers” set out in Schedule I to the Group Treasurer Resolutions, the issuance of such Securities will have been duly authorized by all necessary corporate action by UBS.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)

The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	We express no opinion on the legality, validity or enforceability of any of the provisions of the Indenture or the Securities or the performance of the obligations assumed by UBS thereunder.

(c)	Further, we express no opinion as to tax matters, regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

*    *    *

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention after the date hereof. This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of Securities.

We hereby consent to the filing of this opinion with the SEC as an exhibit to a report on Form 6-K to be filed by UBS on or around the date hereof. In giving such consent, we do not admit that we are in the

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category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. Save as aforementioned, this opinion may not be transmitted by you to any other person, quoted or referred to in any public document or filed with anyone, in each case, without our express consent.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the city of Zurich.

Sincerely yours,

/s/ Homburger AG